EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) to be filed on October 28, 2004, and related Prospectus of IMPCO Technologies, Inc. for the registration of common stock of IMPCO Technologies, Inc. of our report dated September 16, 2003, with respect to the financial statements of The IMPCO Investment and Tax Savings Plan included in its Annual Report (Form 11-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

October 26, 2004